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                                                                     EXHIBIT 4.1

                             SUPPLEMENTAL INDENTURE

      This Supplemental Indenture (the "Supplemental Indenture") dated as of December 31, 2004, supplements, amends and modifies that certain Indenture (the "Indenture") dated as of May 5, 2004 among Matria Healthcare, Inc., a Delaware corporation (the "Issuer"), Matria Holding Company, Inc., a Delaware corporation ("Holdco"), the subsidiary Guarantors listed therein and Wells Fargo Bank, N.A., a national banking association, as Trustee:

      WHEREAS, the Issuer, Holdco and Matria MergerSub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Issuer ("MergerSub"), have executed and delivered an Agreement of Merger and Plan of Reorganization dated as of December 30, 2004 pursuant to which MergerSub will be merged with and into the Issuer (the "Merger"), which will be the corporation surviving the Merger, and the outstanding capital stock of the Issuer will be converted into capital stock of Holdco.

      WHEREAS, to effect the Reorganization, the Issuer has incorporated Holdco as a direct, wholly-owned subsidiary corporation, which in turn has incorporated MergerSub.

      WHEREAS, as a result of effectuation of the Merger, Holdco will become a holding company and the Issuer will become a direct wholly-owned subsidiary of Holdco.

      WHEREAS, the Merger will be effected pursuant to Section 251(g) of the General Corporation Law of the State of Delaware ("DGCL"), which permits effectuation of such a merger without a vote of stockholders of either constituent corporation.

      WHEREAS, pursuant to the Merger, the corporate name of the Issuer will be changed to "Matria Women's and Children's Health, Inc." and immediately thereafter, the corporate name of Holdco will be changed to "Matria Healthcare, Inc."

      WHEREAS, the Issuer has outstanding certain indebtedness issued pursuant to the Indenture and the Holding Company and the Issuer intend that Holdco will assume the obligations of the Issuer with respect to such indebtedness and with respect to the Indenture and that the Issuer's obligations with respect to such indebtedness and with respect to the Indenture shall be that of Guarantor.

      NOW, THEREFORE, in consideration of the premises, the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

                                    ARTICLE I

      Section 1.1 Capitalized Terms. Capitalized terms used but not defined herein are defined in the Indenture and are used herein with the meanings ascribed to them therein.

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      Section 1.2 Notes. Holdco shall, effective as of the effective time of the
Merger under the DGCL (the "Effective Time"), assume, and shall thereafter timely pay, perform and discharge, each and every obligation of the Issuer under and with respect to those certain 4.875% Convertible Senior Subordinated Notes due 2024 (the "Notes") issued by the Issuer in an aggregate principal amount of $86,250,000 pursuant to the Indenture.

      Section 1.3 Indenture. Pursuant to Section 5.01 and 5.02 of the Indenture, Holdco shall, effective as of the Effective Time, assume, and shall thereafter timely pay, perform and discharge, each and every obligation of the Issuer under and with respect to the Indenture, including without limitation that certain covenant contained in Section 4.09 of the Indenture (the "Restricted Subsidiary Covenant"). In this regard, the Restricted Subsidiary Covenant shall be interpreted, from and after the Effective Time, (i) to apply to Holdco, as the "Issuer" thereunder, and to the Issuer, as a "Restricted Subsidiary" thereunder, and (ii) not to apply to the Issuer, as the "Issuer" thereunder. From and after the Effective Time, the Issuer's obligation to pay, perform or discharge any indebtedness issued under the Indenture shall be that of a Guarantor.

      Section 1.4 Conversion of Note. At the Effective Time, the Notes shall cease to be convertible into shares of the Issuer's Common Stock and shall be convertible, under the same terms and conditions as were applicable to such Note immediately prior to the Effective time, into shares of Holdco $.01 par value Common Stock.

      Section 1.5 Agreement to Guarantee. Issuer hereby agrees that Article XII of the Indenture shall apply to Matria to the same effect as if Issuer had been named as a "Guarantor" in the Indenture.

      Section 1.6 No Recourse Against Others. No past, present or future director, officer, employee, incorporator, shareholder of Issuer, as such, shall have any liability for any obligations of Holdco or Issuer under the Notes, and subsidiary guarantee, the Indenture or this Supplemental Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

                                   ARTICLE II

      Section 2.1 Effectiveness. Although this Indenture may be executed and delivered by the parties hereto prior to the Effective Time of the Merger, the provisions hereof shall not become effective unless and until the Merger becomes effective under the DGCL and, under such circumstances, shall become effective concurrently with the Effective Time of such Merger. From and after the Effective Time of such Merger, the Indenture, as hereby supplemented, amended and modified, shall remain in full force and effect.

      Section 2.2 References. Each reference in the Indenture or this Supplemental Indenture to any article, section, term or provision of the Indenture shall mean and be deemed to refer to such article, section, term or provision of the Indenture, as modified by this Supplemental Indenture, except where the context otherwise indicates.

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      Section 2.3 Benefit. All the covenants, provisions, stipulations and agreements contained in this Supplemental Indenture are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and of the holders and registered owners from time to time of the Notes as hereby amended and supplemented.

      Section 2.4 Receipt by Trustee. In accordance with Section 13.04 of the Indenture, the Trustee acknowledges that it has received an Officer's Certificate and Opinion of Counsel stating that all conditions precedent to the execution of this Supplemental Indenture have been satisfied.

      Section 2.5 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be a single instrument.

      Section 2.6 Governing Law. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state without regard to principles of conflicts of laws, except as may otherwise required by mandatory provisions of law.

      Section 2.7 Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

      Section 2.8 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, legality or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Matria.

      Section 2.9 Separability. Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 2.10 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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         IN WITNESS WHEREOF, the undersigned have each caused this Supplemental
Indenture to be executed in its corporate name by the officer whose name is subscribed below, all as of the day and year first above written.

                               MATRIA HEALTHCARE, INC.

                               By:      /s/ Parker H. Petit
                                  --------------------------------------
                               Name: Parker H. Petit
                               Title:  Chairman and Chief Executive Officer

                               By:   /s/ Roberta L. McCaw
                                   -------------------------------------
                               Roberta L. McCaw
                               Title:   Secretary

                               MATRIA HOLDING COMPANY, INC.

                               By:   /s/ Parker H. Petit
                                  --------------------------------------
                               Name: Parker H. Petit
                               Title: President

                               By:   /s/ Parker H. Petit
                                  --------------------------------------
                               Roberta L. McCaw
                               Title: Secretary

                               FACET TECHNOLOGIES, L.L.C

                               /s/ Yvonne V. Scoggins
                               ----------------------
                               Name:  Yvonne V. Scoggins
                               Title:  Treasurer

                               /s/ Roberta L. McCaw
                               -----------------------
                               Name:  Roberta L. McCaw
                               Title:  Secretary

                               QUALITY ONCOLOGY, INC.

                               /s/ Parker H. Petit
                               -----------------------
                               Parker H. Petit
                               Chairman

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                                      /s/ Roberta L. McCaw
                                  ------------------------------
                                  Roberta L. McCaw
                                  Vice President and Secretary

                                  WELLS FARGO BANK, N.A.

                                  By:   /s/ Joseph P. O'Donnell
                                     -------------------------------
                                  Name:  Joseph P. O'Donnell
                                  Title: Assistant Vice President

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